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                   PENFED BANCORP, INC.
          ANNOUNCES STOCK PLAN TRUST PURCHASE PROGRAM



     Falmouth, Kentucky 41040-1238 ... August 30, 1996: Penfed Bancorp announced today that its Board of Directors has approved the establishment of a grantor trust that would commence purchasing up to 34,500 shares of the company's common stock, which represents approximately 10% of the outstanding common stock. The purchases will be dependent upon market conditions and there is no guarantee as to the exact number of shares to be purchased by the company's trust.

     Mr. David C. Wills, President & Chief Operating Officer of the company, stated that the trust's purchases are expected to be completed within the next twelve months, with shares being held principally for delivery upon the exercise of outstanding stock options. According to Mr. Wills, the trust's purchases generally would be effected through open market purchases, although he did not rule out the possibility of unsolicited negotiated transactions or other types of repurchases. Mr. Wills explained that the trust's purchases are designed to offset the future dilution incurred in connection with implementation of the company's stock option plan. In addition, Mr. Wills noted that the Board of Directors considers the company's common stock to be an attractive investment.